UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MOELIS & COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

399 PARK AVENUE

5TH FLOOR

NEW YORK, NEW YORK 10022

April 22, 2020

Dear Stockholder,

We cordially invite you to attend our 2020 Annual Meeting of Stockholders, to be held on Thursday, June 4, 2020 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company located at 399 Park Avenue, 5th Floor, New York, NY 10022.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Sincerely,

Kenneth Moelis

Chairman and Chief Executive Officer

399 PARK AVENUE

5TH FLOOR

NEW YORK, NEW YORK 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, June 4, 2020
Time:	8:30 a.m. (Eastern Time)
Place:	Offices of Moelis & Company 399 Park Avenue New York, NY 10022

We are holding our 2020 annual meeting of stockholders for the following purposes, which are described in more detail in the proxy statement:

1.	to elect eight directors to our board of directors;

2.	to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

3.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 9, 2020 will be entitled to attend and vote at the annual meeting.

As permitted by the rules of the Securities and Exchange Commission, we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice includes instructions on how to vote, including by internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

Although we intend to hold the annual meeting in person, we are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) outbreak. The health and well-being of our team members and our stockholders are paramount. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the meeting in a virtual-only format over the Internet. Any such changes regarding the Annual Meeting will be announced in a press release and the filing of additional proxy materials with the SEC.

By order of the board of directors,

Osamu Watanabe,

General Counsel and Secretary

April 22, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2020.

The Company’s Proxy Statement and 2019 Annual Report on Form 10-K

are also available at www.proxyvote.com.

Although we refer to our website in this Proxy Statement, the contents of our website are not included or incorporated by reference into this Proxy Statement. All references to our website in this Proxy Statement are intended to be inactive textual references only.

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2020

GENERAL INFORMATION

Moelis & Company is making this proxy statement available to its stockholders on or about April 22, 2020 in connection with the solicitation of proxies by the board of directors for our 2020 Annual Meeting of Stockholders to be held on Thursday, June 4, 2020 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company, 399 Park Avenue, New York, NY 10022, and any adjournment or postponement of that meeting (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. On or about April 22, 2020, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2019 Annual Report on Form 10-K.

Although Moelis intends to hold the annual meeting in person, Moelis is monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) outbreak. The health and well-being of Moelis team members and Moelis stockholders are paramount. As a result, Moelis may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the meeting in a virtual-only format over the Internet. Any such changes regarding the Annual Meeting will be announced in a press release and the filing of additional proxy materials with the SEC.

We are a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, governments and financial sponsors.

Moelis & Company is a holding company and its only assets are its partnership interests in Moelis & Company Group LP (“Group LP”), its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Moelis & Company operates and controls all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in Moelis & Company Group GP LLC.

In this proxy statement, unless the context requires otherwise, the words “Company,” “we,” “us” and “our” refer to Moelis & Company and its subsidiaries, and for periods prior to the reorganization in connection with our initial public offering refer to the advisory business of our predecessor company, Moelis & Company Holdings LP (“Old Holdings”). In the reorganization, Old Holdings was renamed Moelis Asset Management LP. Unless the context requires otherwise, all references herein to “MAM” refer to Moelis Asset Management LP.

Moelis & Company was formed in January 2014 and completed an initial public offering of its Class A common stock in April 2014. Our Class A common stock trades on the New York Stock Exchange under the symbol “MC.”

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2019. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.	the election of eight directors to our board of directors;

2.	the approval, on an advisory basis, of the compensation of our named executive officers; and

3.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Our amended and restated by-laws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

The board of directors recommends:

1.	that you vote “FOR” each of the nominees in Proposal 1;

2.	that you vote “FOR” the approval of the advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in Proposal 2; and

3.	that you vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for 2020 in Proposal 3.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on April 9, 2020 (the “Record Date”) may vote at the Annual Meeting.

How many shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 53,419,336 shares of Class A common stock and 10,397,915 shares of Class B common stock entitled to vote.

How many votes do I have?

Holders of our Class A common stock are entitled to one vote for each share held as of the Record Date. Holders of our Class B common stock are entitled to ten votes for each share held as of the Record Date. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the eight nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The approval, on an advisory basis of the compensation of our named executive officers, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

As of the Record Date, Moelis & Company Partner Holdings LP (“Partner Holdings”) owned all of our outstanding Class B shares. Partner Holdings is controlled by Kenneth Moelis, our Chairman and Chief Executive Officer. As a result of his beneficial ownership of shares, Mr. Moelis has the ability to decide all matters to be voted upon at the Annual Meeting.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•

By telephone. You may vote by phone until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s General Counsel and Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered “routine” proposals. Proposal 3 is a “routine” proposal. If you hold shares in street name and do not vote on Proposals 1 and 2 your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You should also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or 399 Park Avenue, 5th Floor, New York, NY 10022.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or at our principal executive offices at 399 Park Avenue, 5th Floor, New York, NY 10022. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight directors. At the Annual Meeting, stockholders will vote to elect as directors of the Company the eight nominees named in this proxy statement. Each of the directors elected at the Annual Meeting will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

The board of directors has nominated Kenneth Moelis, Navid Mahmoodzadegan, Jeffrey Raich, Eric Cantor, Elizabeth Crain, John A. Allison IV, Yolonda Richardson and Kenneth L. Shropshire for election at the Annual Meeting. The persons named as proxies will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In connection with our initial public offering, we entered into a stockholders agreement with Partner Holdings, an entity controlled by our Chairman and Chief Executive Officer, Kenneth Moelis, pursuant to which our board of directors is required to nominate individuals designated by Partner Holdings equal to a majority of the board of directors as long as the Class B Condition is satisfied. The designees of Partner Holdings nominated by the board of directors for election at the Annual Meeting are Kenneth Moelis, Navid Mahmoodzadegan, Jeffrey Raich, Eric Cantor, and Elizabeth Crain. The stockholders agreement and the Class B Condition are described under “Certain Relationships and Related Person Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below. Mr. Moelis’ beneficial ownership of our shares is set forth under “Stock Ownership of Certain Beneficial Owners and Management” below.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under “Corporate Governance—Executive Officers and Directors.”

The board of directors recommends that you vote “FOR” each of the director nominees in this Proposal 1.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of the date hereof.

Name	Age	Position
Kenneth Moelis	61	Chairman of Board of Directors and Chief Executive Officer
Navid Mahmoodzadegan	51	Co-President, Managing Director and Director
Jeffrey Raich	53	Co-President, Managing Director and Director
Eric Cantor	56	Managing Director, Vice Chairman of the Company and Director
Elizabeth Crain	55	Chief Operating Officer and Director
John A. Allison IV	71	Director
Yolonda Richardson	58	Director
Kenneth L. Shropshire	65	Director
Joseph Simon	61	Chief Financial Officer
Osamu R. Watanabe	59	General Counsel and Secretary

Kenneth Moelis is the Chairman of our Board of Directors and has served as our Chief Executive Officer since 2007. Mr. Moelis has over 30 years of investment banking and mergers and acquisitions experience. Prior to founding our Company, Mr. Moelis worked at UBS from 2001 to 2007, where he was most recently President of UBS Investment Bank and previously Joint Global Head of Investment Banking. Before joining UBS, Mr. Moelis was Head of Corporate Finance at Donaldson, Lufkin & Jenrette, where he worked from 1990 through 2000. Mr. Moelis began his career as an investment banker with Drexel Burnham Lambert in 1981. Mr. Moelis serves on the University of Pennsylvania Board of Trustees, the Wharton Board of Overseers, the Ronald Reagan UCLA Medical Center Board of Advisors and was formerly Chair and Director on the Tourette Association of America Board. Mr. Moelis holds a B.S. and an M.B.A. from the Wharton School at the University of Pennsylvania.

Mr. Moelis’ knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and Chief Executive Officer, he has an unparalleled understanding of our business and operations, which positions him well to serve on our board of directors.

Navid Mahmoodzadegan is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Mahmoodzadegan has been a director since April 2014. Mr. Mahmoodzadegan’s expertise are rooted in a deep understanding of the broadcasting, cable, publishing, entertainment, satellite and digital media sectors. Prior to founding our Company, Mr. Mahmoodzadegan worked at UBS from 2001 to 2007, where he was most recently Global Head of Media Investment Banking and was a member of the UBS Investment Banking Department Americas Executive Committee. Before joining UBS, Mr. Mahmoodzadegan was an investment banker at Donaldson, Lufkin & Jenrette from 1995 to 2001. He began his career as an attorney with Irell & Manella. Mr. Mahmoodzadegan serves as Chairman of the Carlthorp School Board of Trustees. He holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude.

Mr. Mahmoodzadegan’s knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry specific knowledge and expertise on these and other matters. In addition, as a Co-Founder and Co-President of our Company, he has an extensive understanding of our business, which positions him well to serve on our board of directors.

Jeffrey Raich is a Co-Founder and has served as Co-President since September 2015, as a Managing Director of our Company since 2007. Mr. Raich has been a director since April 2014. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007 where he was most recently Joint Global Head of

Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000. He began his career as an investment banker with PaineWebber in 1989. Mr. Raich is a member of the McIntire School of Commerce Advisory Board at the University of Virginia and a Board Member of the UCLA Health System. Mr. Raich also serves on the Marlborough School Board of Trustees and The Posse Foundation National Board of Directors. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

Mr. Raich’s knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry specific knowledge and expertise on these and other matters. In addition, as a Co-Founder and Co-President of our Company, he has an extensive understanding of our business, which positions him well to serve on our board of directors.

Eric Cantor has served as a Managing Director, Vice Chairman of the Company and a director of our Company since September 2014. Mr. Cantor, who has more than 25 years of political and business experience, was formerly United States Representative for Virginia’s 7th Congressional District and U.S. House Majority Leader. He served in the U.S. House of Representatives from 2001 to 2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor holds a B.A. from The George Washington University, a J.D. from The College of William and Mary, and an M.A. from Columbia University.

Mr. Cantor’s knowledge of public and economic policy and extensive experience in public policy, business and geo-politics position him well to serve on our board of directors.

Elizabeth Crain is a Co-Founder and has served as our Chief Operating Officer since 2007, where she leads the firm’s global strategy, infrastructure and business management functions. Ms. Crain has been in the investment banking and private equity industries for over 25 years as a banker, principal and operations executive. Prior to founding our Company, Ms. Crain worked at UBS from 2001 to 2007, where she was most recently a Managing Director in the UBS Investment Bank Office of the CEO and President, Manager of the Investment Bank Client Committee, a member of the Investment Bank Board, and previously Chief Operating Officer and Chief Administrative Officer of the UBS Investment Banking Department Americas franchise. Before joining UBS, Ms. Crain was in the private equity industry from 1997 to 2001. She began her career in investment banking in 1988 at Merrill Lynch. Ms. Crain serves on the Graduate Executive Board of The Wharton School, the Board of Trustees of The Windward School and The Royal Academy America and the Dean’s Council of the W. P. Carey School of Business at Arizona State University. Ms. Crain holds a B.S. from Arizona State University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Ms. Crain’s experience in management positions in investment banking give the board of directors valuable knowledge and expertise on these matters. Ms. Crain, as Chief Operating Officer, has an extensive understanding of our business and operations, which positions her well to serve on our board of directors.

John A. Allison IV has been a director since October 2015. Mr. Allison is Executive in Residence at Wake Forest School of Business and Chairman of the Executive Advisory Council of the Cato Institute’s Center for Monetary and Financial Alternatives, and a member of the Cato Institute’s Board of Directors. Mr. Allison was president and CEO of the Cato Institute from October 2012 to April 2015. Mr. Allison served as the Chief Executive Officer of BB&T Corporation from 1989 to 2008. Mr. Allison was also a director of BB&T Corporation from 1986 to 2014, serving as Chairman from 1989 to 2008, and a Branch Bank & Trust Company director from 1986 to 2008 and 2013 to 2014. Mr. Allison served as Chairman and Chief Executive Officer of

Branch Bank & Trust Company from 1989 to 2008. He also served as a Distinguished Professor of Practice on the faculty of the Wake Forest University Schools of Business from 2009 to 2012. Mr. Allison is a Phi Beta Kappa graduate of the University of North Carolina—Chapel Hill. He received his master’s degree in management from Duke University, and is also a graduate of the Stonier Graduate School of Banking.

Mr. Allison’s knowledge of and extensive experience with finance, banking and investments, in addition to his years of experience and expertise as a senior corporate executive and public company board member, position him well to serve on our board of directors.

Yolonda Richardson has been a director since January 2019. Ms. Richardson is the Executive Vice President of Global Programs for the Campaign for Tobacco Free Kids and the Global Health Advocacy Incubator, where she leads several initiatives in global health, most notably the Bloomberg Global Initiative to Reduce Tobacco Use. Ms. Richardson joined the Campaign in 2009. From 2008 to 2010, Ms. Richardson served as the President and Founder of Richardson Consulting, a management consulting firm specialized in providing strategic support to nonprofit organizations, foundations, corporate philanthropies, and global development agencies. From 2003 to 2008, Ms. Richardson served as President and CEO of the Centre for Development and Population Activities (CEDPA), which seeks to advance women’s rights and expand their access to health and other services. Prior to CEDPA, Ms. Richardson was a Senior Vice President at Africare from 1999 to 2002 and served on the Special Counsel for the African Development Foundation — a government-funded granting agency that provides financial support to African NGOs and small businesses to enhance the participation of the poor in the development of their countries. From 1989 to 1999, Ms. Richardson worked at the Carnegie Corporation of New York, a global foundation, where she managed an international grant program focused on improving women’s health programs and promoting improved democracy and governance. Ms. Richardson started her career on Wall Street as a corporate attorney at Cahill Gordon & Reindel. She is a member of the New York State Bar and the Council on Foreign Relations. She holds a B.A., summa cum laude, from Dillard University in New Orleans, a Master’s degree in Public Health from Columbia University, and a J.D. from Yale University School of Law.

Ms. Richardson’s senior management and operational experience with leading non-profit organizations and international foundations positions her well to serve on our board of directors.

Kenneth L. Shropshire has been a director since July 2014. Mr. Shropshire is the Adidas Distinguished Professor of Global Sport and CEO of Global Sport Institute at Arizona State University. Mr. Shropshire is the David W. Hauck Professor Emeritus at the Wharton School at the University of Pennsylvania and the former Faculty Director of its Wharton Sports Business Initiative. Mr. Shropshire joined the Wharton faculty in 1986 specializing in sports business and law and served as Chairman of the Wharton School’s Legal Studies and Business Ethics department from 2000 to 2005. His consulting roles have included work for the NFL, NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire was previously a member of the board of directors of Peace Players International and Valley Green Bank in Philadelphia and a trustee of the Women’s Sports Foundation. He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section. Mr. Shropshire is the author of numerous books and articles on the business of sports. He holds an A.B. in Economics from Stanford University and a J.D. from Columbia Law School.

Mr. Shropshire’s knowledge of corporate and business law and his extensive experience with business law and ethics, negotiation and dispute resolution, position him well to serve on our board of directors.

Joseph Simon has served as our Chief Financial Officer since 2010. Prior to joining our Company, Mr. Simon served as Chief Financial Officer of Financial Security Assurance from 2002 to 2010. Prior to joining Financial Security Assurance, Mr. Simon served as Chief Financial Officer of IntraLinks and TENTV.com from 2000 to 2002. Prior to that, Mr. Simon worked at Cantor Fitzgerald where he served as Chief Financial Officer,

Global Controller and Global Head of Operations from 1993 to 1999. Before joining Cantor Fitzgerald, Mr. Simon was a Fixed Income Product and Legal Entity Controller at Morgan Stanley from 1986 to 1993. He began his career at Price Waterhouse from 1983 to 1986. Mr. Simon holds a B.S. from Cornell University and an M.B.A. from The University of Michigan. He is a Certified Public Accountant.

Osamu R. Watanabe has served as our General Counsel and Chief Compliance Officer since 2011. Prior to joining our Company in 2010, he was General Counsel and Chief Compliance Officer of Sagent Advisors from 2009 to 2010. Prior to joining Sagent Advisors, Mr. Watanabe held senior legal positions at UBS from 2002 to 2009, Credit Suisse First Boston from 2001 to 2002 and Donaldson, Lufkin & Jenrette from 1997 to 2001. From 1987 to 1997, Mr. Watanabe was in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. Prior to that, he clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Controlled Company Status

Because Mr. Moelis, our Chairman and Chief Executive Officer, holds more than 50% of the voting power of our shares eligible to vote, we are a “controlled company” under the rules of the New York Stock Exchange (“NYSE”). Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) that the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors. For at least some period, we intend to continue to utilize these exemptions.

The NYSE rules required us to have an audit committee comprised entirely of independent directors within one year of our initial public offering. From February 2015, our audit committee has been comprised entirely of directors meeting the NYSE audit committee independence requirements.

Director Independence

The board of directors has reviewed its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The board of directors has determined that each of John A. Allison IV, Yolonda Richardson and Kenneth L. Shropshire is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Board of Directors Leadership Structure

Under our Corporate Governance Guidelines, the board of directors does not require the separation of the offices of the chairman of the board and the chief executive officer. These guidelines provide that the board of directors shall be free to choose its chairman in any way that it deems best for the Company at any given point in time. The board of directors periodically reviews its leadership structure and may make changes in the future. The Company’s employment agreement with Kenneth Moelis provides that Mr. Moelis is the Company’s Chief Executive Officer and the Chairman of its board of directors.

Board of Directors Role in Risk Oversight

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the board and the audit committee. Our Managing Directors and certain business committees of our Managing Directors are responsible for various aspects of risk management associated with our business, and our executive officers have the primary responsibility for enterprise-wide risk management. Our Chief Operating Officer, Chief Financial Officer and General Counsel work closely with our Managing Directors, our management and operations teams (including our finance and accounting, legal and compliance, human capital management and information technology and security teams) and our outsourced internal audit function to monitor and manage risk. Our executive officers meet with the audit committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face. Our executive officers meet regularly with the board to discuss important risks we face, including without limitation, those related to information security, and most recently, coronavirus (COVID-19). Our audit committee focuses on oversight of financial risks relating to the company and the compensation committee makes recommendations to the board regarding executive compensation plans and arrangements. The full board keeps itself regularly informed regarding risks overseen by the audit committee through management and committee reports and otherwise.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has established an audit committee and a compensation committee, each of which has the composition and the responsibilities described below. We do not currently have a separately designated nominating committee. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our audit committee complies with the applicable requirements of the NYSE and SEC rules and regulations.

The members of our audit committee are Mr. Allison, Ms. Richardson and Mr. Shropshire. Since November 2015, our audit committee has been comprised of three entirely independent directors as defined under NYSE rules. Mr. Allison is our audit committee financial expert, as defined under SEC rules. Mr. Shropshire is the chairperson of our audit committee.

Our board of directors has considered the independence and other characteristics of each member of our audit committee. Audit committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”). In addition, the NYSE requires that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the board, accept consulting, advisory or other fees from us or be an affiliated person of us. Our board of directors has determined that each of Mr. Allison, Ms. Richardson and Mr. Shropshire qualifies as an independent director pursuant to NYSE rules and Rule 10A-3.

Our board of directors has adopted a written charter for the audit committee. The audit committee charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee

Our compensation committee advises on our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our executive officers, including our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

•	administering our equity compensation plans for our employees and directors.

The members of our compensation committee are Mr. Allison, Ms. Richardson and Mr. Shropshire. From February 2015, our compensation committee has been comprised of entirely independent directors meeting NYSE requirements. Ms. Richardson is the chairperson of the compensation committee.

As permitted under the 2014 Omnibus Incentive Plan, the board has authorized our Chief Operating Officer and Chief Financial Officer, acting together, to grant awards of up to 2,500,000 shares in any fiscal quarter.

Our board of directors has adopted a written charter for the compensation committee. The compensation committee charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Board and Committee Meetings; Annual Meeting Attendance

Between January 1, 2019 and December 31, 2019 our board of directors held seven meetings, our audit committee held six meetings and our compensation committee held five meetings. During 2019, each director attended at least 75% of the total number of meetings of the board of directors and committees on which the director served. The independent directors of the Company regularly meet in executive session with our CEO and without management. Under the corporate governance guidelines adopted by our board of directors, the chairman of the audit committee (or in his absence, another independent director designated by him) presides at such executive sessions.

Under our corporate governance guidelines, directors are expected to attend the Company’s annual meetings of stockholders. A director who is unable to attend an annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the chairman of the board of directors. All directors attended our 2019 annual meeting.

Director Nomination Process

The Stockholders Agreement provides that our board of directors will nominate individuals designated by Partner Holdings equal to a majority of the board of directors, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below. Our full board of directors participates in the consideration of other nominees. The board believes that input from all directors in the nominating process enhances the Company’s ability to identify, evaluate and select director nominees. The board believes it is appropriate not to have a nominating committee because the full board effectively performs the functions of a nominating committee.

In considering candidates for nomination, the board of directors takes into consideration many factors, including the needs of the board and the candidate’s qualifications. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, and meaningful experience in business, law or accounting or other relevant areas. Candidates must also be committed to representing the long-term interests of our stockholders. The board also considers other factors it deems appropriate based on current needs, including specific business and financial expertise currently desired, experience as a public company director and diversity. The board does not have a formal policy regarding diversity; however, the board believes that it is important that the board be comprised of directors with diverse backgrounds, viewpoints and experiences.

The board of directors will consider a candidate nominated by a stockholder in a manner consistent with its evaluation of potential nominees, so long as the nomination meets the requirements of our by-laws, as summarized below.

The notice of nomination should include the following information:

•	the stockholder’s name, record address, and name and principal place of business,

•	the name, age, business address, residence address, and principal occupation or employment of the nominee,

•	the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,

•	whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,

•	a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,

•

a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,

•	a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and

•	any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.

The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our by-laws.

This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.

Stockholder nominees should be submitted to the Company’s General Counsel and Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our by-laws and other information reasonably requested by the Company within the timeframe described below under “Additional Information—Procedures for Submitting Stockholder Proposals.”

When the Company or the board of directors is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board of directors should send such communications to the attention of our General Counsel and Secretary at Moelis & Company, 399 Park Avenue, 5th Floor, New York, NY 10022. Communications should contain instructions on which member or members of the board of directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our General Counsel and Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its responsibilities. The corporate governance guidelines are available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

DIRECTOR COMPENSATION

Per our Corporate Governance Guidelines, our compensation committee and board of directors periodically review the level and form of our non-employee directors’ compensation. In the last review, the compensation committee recommended, and our board of directors approved, the compensation terms outlined below effective July 1, 2019. The non-employee director compensation year begins on July 1 and ends on June 30. Non-employee director annual compensation is $125,000 comprised of (i) $40,000 in the form of RSUs (the “RSU Grants”) and (ii) $85,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof. Additionally, the chairperson of the Audit Committee receives $15,000 annually, which the chairperson may elect to receive in the form of cash, RSUs or a combination thereof. The determination to amend our director compensation program was based on a review of our peers’ director compensation structures and levels and our increased revenues and market capitalization since 2014, when we initially set director compensation.

Prior to July 1, 2019, our non-employee directors received annual compensation of $110,000 comprised of (i) $40,000 in the form of RSU Grants and (ii) $70,000, which the directors had the option to elect to receive in the form of cash, RSUs or a combination thereof. Additionally, audit committee members received $10,000 annually, which the directors had the option to elect to receive in the form of cash, RSUs or a combination thereof.

Cash compensation is paid quarterly in arrears. The annual RSU Grants generally vest upon grant and are settled following the second anniversary of grant. Any other RSUs elected to be received generally vest 25% on a quarterly basis over the one year period beginning July 1 of each year and are settled within 60 days following the applicable vesting date. We reimburse all directors for expenses incurred in connection with attending board and committee meetings.

The following table shows compensation paid to the individuals who served as our non-employee directors in fiscal year 2019.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		Total ($)
John A. Allison IV	41,250	82,931	(3)	124,181
Yolonda Richardson	82,171	60,842	(4)	143,013
Kenneth L. Shropshire	75,000	60,307	(5)	135,307

(1)

Our directors who also serve as our employees or executive officers do not receive any compensation for their service as directors and have thus been omitted from this table. These individuals consist of: (i) Messrs. Moelis, Mahmoodzadegan and Raich and Ms. Crain, each of whom is a named executive officer of the Company, and (ii) Mr. Cantor, who is a Managing Director of the Company. Additional information regarding Mr. Cantor’s employment agreement is included below in “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Employment Agreement with Eric Cantor.”

(2)

Amounts represent the grant date fair value of RSU awards made during the identified fiscal year, as calculated under FASB ASC Topic 718. The amount excludes RSUs issued pursuant to the terms of our 2014 Omnibus Incentive Plan as dividend equivalents on the underlying RSUs that have accumulated subsequent to the grant date held by Messrs. Allison and Shropshire and Ms. Richardson in connection with dividends paid by the Company to holders of its Class A common stock. Dividend equivalents are subject to the same terms and conditions as the underlying RSUs. For a summary of the assumptions used in the valuation of these awards, please see note 2 to the audited financial statements included in our 2019 Annual Report on Form 10-K.

(3)

Award comprised of (i) 1,164 RSUs granted on July 1, 2019 which vested upon grant and will be settled within 60 days following July 1, 2021, and (ii) 1,237 RSUs granted on July 1, 2019, 309 of which vested on

October 1, 2019, 309 of which vested on January 1, 2020, 309 of which vested on April 1, 2020 and 310 of which vest on July 1, 2020 and all of which were or will be settled within 60 days following the applicable vesting date.

(4)

Award comprised of (i) 582 RSUs granted on January 2, 2019 which vested upon grant and will be settled within 60 days following July 1, 2020, and (ii) 1,164 RSUs granted on July 1, 2019 which vested upon grant and will be settled within 60 days following July 1, 2021.

(5)

Award comprised of (i) 1,164 RSUs granted on July 1, 2019 which vested upon grant and will be settled within 60 days following July 1, 2021, and (ii) 582 RSUs granted on July 1, 2019, 145 of which vested on October 1, 2019, 145 of which vested on January 1, 2020, 146 of which vested on April 1, 2020 and 146 of which vest on July 1, 2020 and all of which were or will be settled within 60 days following the applicable vesting date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers for the fiscal year ended December 31, 2019, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2019 (the “NEOs” or “named executive officers”), are as follows:

•	Kenneth Moelis, Chairman and Chief Executive Officer;

•	Navid Mahmoodzadegan, Co-President, Managing Director;

•	Jeffrey Raich, Co-President, Managing Director;

•	Elizabeth Crain, Chief Operating Officer; and

•	Joseph Simon, Chief Financial Officer.

Performance Highlights

Firmwide performance was a significant factor in determining our named executive officer compensation for 2019. The following are highlights of our 2019 performance.

•	We reported total annual revenues of $747 million in 2019, down 16% compared to revenues for 2018.

—	Second half 2019 revenues of $455 million represented the strongest six month period of revenues in firm history.

—	We earned higher average fees per completed transaction across all transactions.

•	We advised on many of the largest and most complex transactions globally, demonstrating the continued momentum in our business and maturation of our brand.

•	We reported diluted net income per share of $1.96 on an Adjusted basis in 2019[1].

•	Non-compensation expenses declined 1% compared to 2018 while increasing average total employee headcount by 8%. Overall banker headcount increased by 9%.

•	We maintained our focus on a healthy balance sheet with a strong cash position and no debt or goodwill.

•	We remained committed to returning all of our excess capital to shareholders.

○	Declared $2.76 per share in dividends with respect to 2019.

○	Executed record levels of share repurchases totaling 1.3 million shares.

•	We continued to exhibit strong internal talent development by promoting five Managing Directors during the year; at year end 2019, one-third of all Managing Directors were internal promotes.

•

We hired six additional Managing Directors to enhance our capabilities in important products, regions and sectors and opened a new office in continental Europe to strengthen coverage of clients in the Benelux and Nordic regions.

•

We formed the North America Private Equity Solutions Group to deliver highly coordinated client coverage and best-in-class advice and deal execution in M&A, capital markets, restructuring and recapitalization and fund raising to our private equity clients.

•	We recruited the largest and most diverse analyst and associate class in Firm history.

[1]	We reported diluted net income of $1.89 per share on a GAAP basis for 2019. See Annex A for a reconciliation between GAAP diluted net income per share and Adjusted diluted net income per share.

Key Compensation Practices

The design of our executive compensation program is integral to the implementation of our compensation philosophy. The following chart provides highlights of our 2019 compensation program.

WHAT WE DO

✓

Align pay with firmwide performance. Our program emphasizes variable incentive compensation, versus fixed base salaries to reward for Company performance and the individual contributions and accomplishments of each named executive officer while retaining discretion.

✓

Grant a significant portion of compensation in equity. Equity-based compensation as a percentage of total incentive compensation awarded for performance in 2019 is at least 50% and is designed to align the interests of our named executive officers with those of our shareholders.

✓

Focus on long-term success with multi-year vesting. Five year pro rata vesting schedule defers delivery of equity awards over five years, which is longer than the standard deferral period among our peers and creates alignment with our shareholders.

✓	Clawback Policies. Apply clawback policies to annual incentive cash compensation in line with encouraging a long term focus.

✓

Significant Equity Ownership by NEOs. All of our named executive officers currently have significant equity ownership as a result of multi-year vesting schedules applied to annual incentive equity compensation.

✓	Hedging Prohibition. We prohibit hedging of our common stock and RSUs by our named executive officers and employees.

WHAT WE DON’T DO

×	No guaranteed incentive compensation

×	No severance payments or golden parachutes

×	No substantive tax gross ups

×	No excessive perquisites

×	No pension benefit accruals

How Compensation is Determined

Our Chairman and Chief Executive Officer, in consultation with the compensation committee of the board of directors, takes into account our compensation philosophy and our compensation framework to determine compensation for our named executive officers.

Compensation Philosophy

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the firm and its shareholders.

Through our compensation program, we seek to:

○	Attract, retain and motivate executives who are aligned in creating long-term shareholder value

○	Promote a highly collaborative culture focused on delivering highest quality advice to our clients

○	Reinforce the long-term interests of the firm over individual short-term interests

○	Pay for firm performance over the cycle

○	Reinforce sound decision making and prudent risk taking

Framework to Determine Compensation

In order to implement our compensation philosophy, our Chairman and Chief Executive Officer, in consultation with the compensation committee, took into account the factors listed below in determining compensation of our named executive officers. These factors were used as the framework, together with our compensation philosophy, to guide compensation decisions for our named executive officers and other senior employees of the Company.

Firmwide Performance

In assessing firmwide performance, the Company’s financial performance was evaluated with a focus on the Company’s revenues, operating margins, total shareholder return and capital returns. These metrics were considered on a year over year basis, within the context of the global M&A market and the broader environment in which the Company operates. In addition, the firmwide performance review takes into account strategic initiatives of the Company. Firmwide performance is a substantial factor in assessing NEO compensation levels.

Performance of Our Peers

Our performance relative to the performance of our public company peer financial institutions was considered in determining 2019 compensation. The companies included in the performance comparison were Evercore Inc., Greenhill & Co., Inc., Houlihan Lokey, Inc., Lazard Ltd and PJT Partners Inc. We have achieved a three year total shareholder return of 19% compared to the peer group average of 22%, while maintaining a debt free balance sheet. In addition, the prior year compensation structure of this peer group, along with third party surveys, is used to gauge pay practices and compensation trends. No specific metrics or targets for our performance relative to these competitors has been set and we do not benchmark compensation against these or any other companies.

Individual Contributions

Key individual performance achievements of each of the named executive officers were considered in determining compensation for 2019. Factors reviewed include each named executive officer’s roles and responsibilities, execution of strategic vision and initiatives, participation in client development and engagement and contributions to revenues.

Risk Management Assessment

The named executive officers manage risk in the Company’s business and the impact to the Company of risk decisions by the named executive officers was taken into account in determining 2019 compensation.

2019 Say on Pay Vote

At last year’s Annual Stockholders Meeting, approximately 93% of all outstanding votes, and approximately 90% of Class A common stock votes cast, supported our compensation program. We believe these results reflect strong stockholder support for our pay-for-performance linkage and our compensation structure that facilitates it. In this regard, we note that our program has not substantively changed since last year and has remained constant in its implementation methodology and fundamental philosophy.

Overview of Compensation Elements

Base Salary. Consistent with our pay-for-performance philosophy, base salary comprises a small portion of our named executive officers’ total annual compensation. Base salaries for each of our named executive officers for 2019 were $400,000. The amount of the base salary for the named executive officers was set in accordance with the terms of their respective employment agreements with us and may be adjusted from time to time in accordance with those agreements. Base salaries are reviewed annually. We did not increase the base salaries of our named executive officers in 2019.

Annual Variable Incentive Compensation. Annual variable incentive compensation comprises a majority of each of our named executive officer’s total compensation. Once the aggregate amount of the incentive compensation award is determined, a portion of the incentive compensation award is allocated in equity, typically restricted stock units (“RSUs”), and the remainder is allocated in cash. Annual variable incentive compensation for performance in 2019 was paid in the first quarter of 2020. For compensation paid in respect of 2019 performance, at least 50% of each of our named executive officer’s incentive compensation was awarded in the form of RSUs, which are subject to a five year vesting schedule, in line with our philosophy of aligning our named executive officer interests with creating long-term shareholder value. Annual incentive compensation paid to our named executive officers, including the amount awarded in the form of RSUs, is discretionary. We did not provide guaranteed incentive compensation to any of our named executive officers in respect of 2019 and did not set specific performance targets upon which the annual variable incentive compensation would become payable. The discretionary incentive compensation structure is preferable to a formulaic bonus structure based solely on the achievement of specific pre-established performance targets. Consistent with our compensation philosophy, the discretionary incentive compensation structure provides the flexibility to adjust to market cycles and account for a variety of indicators of firm and individual performance that a formulaic bonus structure does not permit. See footnotes (1), (2) and (5) to “ —Summary Compensation Table for 2019” for a discussion of the variable incentive compensation awarded to each named executive officer in respect of performance in 2019.

In addition, in order to link the annual bonuses to our long-term success and given that we did not defer payment of the cash bonuses to a later date, each of the bonuses that were paid to the named executive officers in respect of 2019 (other than the cash award described in the following sentence) are subject to repayment if the officer competes with us within 12 months following termination of employment under certain circumstances, which is consistent with the bonuses paid to all of our managing directors. A portion of the cash bonus awarded to Mr. Mahmoodzadegan is subject to continuing service requirements as further described in footnote (5) “ —Summary Compensation Table for 2019”.

Process and Timing for Grants of Bonuses and Equity Awards. All annual bonus amounts (whether payable in cash, equity or other deferred compensation) to named executive officers are estimated at the end of December and are finally determined shortly after the end of the fiscal year after annual financial results are finalized. Base salaries are also reviewed at this time. The specific number of shares subject to equity awards for named executive officers with respect to 2019 performance was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 6, 2020 through February 12, 2020.

2019 Named Executive Officer Compensation

Listed below are the key performance achievements of each of the named executive officers that were considered in determining compensation for 2019.

Ken Moelis

Mr. Moelis provides strategic leadership and vision for the Company as well as being a major contributor to new and existing client relationships. Through Mr. Moelis’s leadership, the Company was involved in some of the largest and most complex transactions around the world in 2019. Mr. Moelis’ vision and leadership drive the culture of the Company which focuses on collaboration, development of our people, disciplined execution of the business and shareholder value. The Company had revenues of $747 million in 2019, the second largest annual revenues in the history of the Company, and attractive returns to shareholders over a three year period. The Company continues to generate excess capital while growing the firm organically and maintaining a healthy balance sheet.

Navid Mahmoodzadegan

Mr. Mahmoodzadegan as Co-President provides significant leadership in both overseeing management of the Company and in cultivating important client relationships. For 2019, our CEO specifically considered Mr. Mahmoodzadegan’s significant and direct contributions to our revenues given the number and size of client mandates that Mr. Mahmoodzadegan was involved with. Our CEO also considered that under Mr. Mahmoodzadegan’s leadership, our Media, Telecommunications and Technology business meaningfully increased revenues year over year. In partnership with Mr. Raich, his Co-President, our global franchise continues to grow and in 2019 we promoted five Managing Directors, and we hired six additional Managing Directors. Mr. Mahmoodzadegan continues to play an important management role in overseeing risk procedures of the Company including our conflict management. Lastly, our CEO considered the role Mr. Mahmoodzadegan serves in increasing our investor outreach and communications and his role in increasing our diversity and inclusion programs.

Jeffrey Raich

Mr. Raich as Co-President provides significant leadership in both overseeing management of the Company and in cultivating important client relationships. Our CEO considered that under Mr. Raich’s leadership, the firm has built a market-leading services franchise and Mr. Raich’s meaningful direct contributions to the Company’s revenues. Our CEO also considered that under Mr. Raich’s leadership, in partnership with Mr. Mahmoodzadegan, his Co-President, our global franchise continues to grow and in 2019 we promoted five Managing Directors, and we hired six additional Managing Directors. Mr. Raich continues to play an important management role in overseeing risk procedures of the Company including our conflict management. Lastly, our CEO considered the role Mr. Raich serves in increasing our investor outreach and communications and his role in increasing our diversity and inclusion programs.

Elizabeth Crain

Ms. Crain has responsibility for the worldwide operations of the Company including the management and oversight of our business activity and personnel and pursuing new strategic opportunities. Our CEO considered Ms. Crain’s leadership on critical strategic and operational decisions, which contributed to the advancement of the firm’s strategic vision and competitive positioning, in determining her compensation. In partnership with the Co-Presidents, Ms. Crain led the expansion of global client coverage capabilities through targeted business development and the recruitment of Managing Directors. In 2019, Ms. Crain led the development of the commercially oriented data analytics initiative, including recruitment of a Chief Data Officer, and recruited global leadership for the firm’s human capital management function. In addition, our CEO considered Ms. Crain’s leadership in critical risk, expense management and operational programs.

Joseph Simon

Mr. Simon as Chief Financial Officer has worldwide responsibility for corporate finance, accounting, tax matters and information technology at the Company. Our CEO considered the overall strength of the Company, and Mr. Simon’s contribution toward the achievement of the Company’s financial goals in determining his compensation. Our CEO also considered Mr. Simon’s management and oversight of the Moelis Australia strategic alliance and investment and his leadership of the firmwide non-compensation expense review and reduction program. Mr. Simon serves as a key contact to the investor and analyst community.

Other Compensation Program Features

No Guarantees

Historically, we have not guaranteed any named executive officer any additional compensation and have not provided any contractual entitlements to severance or additional payments triggered by termination.

Clawback Policies

Restricted stock units are forfeited by our named executive officers in the event of (1) a voluntary termination of employment other than for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or (2) termination by the Company for cause. The cash component of 2019 annual incentive compensation is subject to certain repayment provisions, including repayment if the officer competes with us within 12 months following termination of employment under certain circumstances. For a detailed discussion of the RSU forfeiture provisions, see “Overview of Compensation Elements” and “Moelis & Company Annual Equity Awards”.

Anti-Hedging Policy

Our named executive officers and other employees are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Yolonda Richardson (Chair)

John Allison

Ken Shropshire

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Summary Compensation Table for 2019

The following table summarizes the total compensation paid to or earned by each of our named executive officers for the periods presented below, under SEC rules.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)		Total ($)
Kenneth Moelis Chairman and Chief Executive Officer	2019	400,000	—		4,716,727	—	—		5,116,727
	2018	400,000	3,475,000		4,907,200	—	18,328		8,800,528
	2017	400,000	2,700,000		3,371,625	—	13,183	(4)	6,484,808

Navid Mahmoodzadegan Co-President, Managing Director	2019	400,000	3,850,000	(5)	5,432,916	—	13,525		9,696,441
	2018	400,000	4,100,000		4,287,365	—	20,140		8,807,505
	2017	400,000	2,700,000		3,371,625	—	13,915		6,484,820

Jeffrey Raich Co-President, Managing Director	2019	400,000	50,000		2,667,056	—	8,530		3,125,586
	2018	400,000	2,150,000		4,287,365	—	14,413		6,851,778
	2017	400,000	2,700,000		3,371,625	—	13,183		6,484,808

Elizabeth Crain Chief Operating Officer	2019	400,000	400,000		928,525	—	10,420		1,738,945
	2018	400,000	1,025,000		1,033,058	—	11,150		2,469,208
	2017	400,000	750,000		684,093	—	9,632		1,843,725

Joseph Simon Chief Financial Officer	2019	400,000	580,000		814,901	—	8,400		1,803,301
	2018	400,000	875,000		872,927	—	8,250		2,156,177
	2017	400,000	655,000		635,216	—	8,100		1,698,316

(1)

Amounts represent the annual cash incentive bonuses paid for performance in the identified fiscal year, whether or not paid in such year. The Company paid its cash bonuses for performance in each of 2017, 2018 and 2019 in the first quarter of the following year. Except as set forth in footnote 5, the cash bonuses are subject to repayment if the named executive officer competes with us within 12 months following termination of employment under certain circumstances. The repayment terms for 2017, 2018 and 2019 bonuses are described below under “—Moelis & Company Annual Equity Awards.”

(2)

Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2019 Annual Report on Form 10-K. In accordance with SEC rules, the table includes equity awards for 2016 performance that were granted in 2017, equity awards for 2017 performance that were granted in 2018 and equity awards for 2018 performance that were granted in 2019, but excludes equity awards for 2019 performance that were granted in 2020. On February 13, 2020, Mr. Moelis received 122,523 RSUs for 2019 performance. The grant date fair value of these awards granted in February 2020 as calculated under FASB ASC Topic 718 is $4,648,523 for Mr. Moelis. On February 13, 2020, Mr. Mahmoodzadegan received 197,825 RSUs for 2019 performance. The grant date fair value of these awards granted in February 2020 as calculated under FASB ASC Topic 718 is $7,505,481 for Mr. Mahmoodzadegan. On February 13, 2020, Mr. Raich received 65,090 RSUs for 2019 performance. The grant date fair value of these awards granted in February 2020 as calculated under FASB ASC Topic 718 is $2,469,515 for Mr. Raich. On February 13, 2020, Ms. Crain received 36,374 RSUs for 2019 performance. The grant date fair value of these awards granted in February 2020 as calculated under FASB ASC Topic 718 is $1,380,030 for Ms. Crain. On February 13, 2020, Mr. Simon received 25,908 RSUs for 2019 performance. The grant date fair value of these awards granted in February 2020 as calculated under FASB ASC Topic 718 is $982,950 for Mr. Simon. The RSUs for Mr. Moelis granted in February 2020 vest in equal installments on February 23, 2023, February 23, 2024 and February 23, 2025. The RSUs granted in February 2020 for Mr. Mahmoodzadegan, Mr. Raich, Ms. Crain and Mr. Simon vest in equal installments on February 23, 2021, February 23, 2022, February 23, 2023, February 23, 2024 and February 23, 2025.

(3)

Amounts represent (i) contributions by the Company to each named executive officer in respect of the officer’s participation in our 401(k) plan and (ii) tax-related interest payments to each named executive officer that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes on such awards were required to be paid by the officer.

(4)

In addition to the amounts listed in this column, we reimbursed Mr. Moelis for costs in lieu of a hotel when traveling to New York City on business. The amount of this reimbursement approximated the cost of a comparable hotel room and does not constitute additional compensation.

(5)

This amount is comprised of (i) $1,000,000 cash award subject to repayment if Mr. Mahmoodzadegan competes with us within 12 months following termination of employment under certain circumstances and (ii) $2,850,000 cash award, a portion of which is subject to repayment if either (x) Mr. Mahmoodzadegan notifies the Company of his intent to terminate his employment other than for Good Reason (as defined in the 2014 Omnibus Incentive Plan of Moelis & Company) or (y) the Company notifies him that it intends to terminate him for Cause (as defined in the 2014 Omnibus Incentive Plan of Moelis & Company) (a “Termination Notice”) in accordance with the following schedule: 50% of the award is required to be repaid if a Termination Notice is given on or before March 1, 2021 and 20% of the award is required to be repaid if a Termination Notice is given after March 1, 2021 and on or before December 31, 2021.

Grants of Plan-Based Awards in 2019

The following table summarizes grants of plan based awards to each of our named executive officers in fiscal year 2019.

Name	Grant Date	All other stock awards: number of shares of stock or units (#)(1)	Grant date fair value of stock and option awards ($)(2)
Kenneth Moelis	2/14/2019	102,160	4,716,727
Navid Mahmoodzadegan	2/14/2019	117,672	5,432,916
Jeffrey Raich	2/14/2019	57,766	2,667,056
Elizabeth Crain	2/14/2019	20,111	928,525
Joseph Simon	2/14/2019	17,650	814,901

(1)	Stock awards were made in the form of RSUs. The terms and conditions of these RSUs are described below in the section entitled “—Moelis & Company Annual Equity Awards.”

(2)	Amounts represent the grant date fair value of the awards of $46.17 per share as calculated under FASB ASC Topic 718.

Moelis & Company Annual Equity Awards

In February 2019, we granted equity incentive awards in the form of RSUs to our Managing Directors, including our named executive officers in respect of 2018 performance. Mr. Moelis received 102,160 RSUs, Mr. Mahmoodzadegan received 117,672 RSUs, Mr. Raich received 57,766 RSUs, Ms. Crain received 20,111 RSUs and Mr. Simon received 17,650 RSUs. These RSUs vest in equal installments on February 23 of each of 2020 through 2024.

In February 2020, we granted equity incentive awards in the form of RSUs to our Managing Directors, including our named executive officers in respect of 2019 performance. Mr. Moelis received 122,523 RSUs,

Mr. Mahmoodzadegan received 197,825 RSUs, Mr. Raich received 65,090 RSUs, Ms. Crain received 36,374 RSUs and Mr. Simon received 25,908 RSUs. The RSUs granted to Mr. Moelis in February 2020 vest in equal installments on February 23 of each of 2023 through 2025. The RSUs for Mr. Mahmoodzadegan, Mr. Raich, Ms. Crain and Mr. Simon vest in equal installments on February 23 of each of 2021 through 2025. The RSUs granted to Mr. Moelis in February 2020 are designated as non-qualifying equity under the Company’s retirement plan. In accordance with SEC rules, these RSUs are not included in the Summary Compensation Table above, and will instead be included in the Summary Compensation Table in the proxy statement for our 2021 annual meeting of stockholders.

Our RSUs granted in connection with bonuses are granted subject to the terms of the 2014 Omnibus Incentive Plan and individual award agreements. A copy of the plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Each RSU granted to participants represents the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

RSUs will not vest unless a participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the following paragraphs and for any qualifying retirement, if the participant’s employment or service with us is terminated for any reason, any unvested RSUs will be forfeited as of the notice of termination date.

If the participant’s employment or service with us is terminated (i) by us without cause, (ii) by the participant for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or (iii) by us due to disability, any unvested RSUs will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any “detrimental activities” (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs will be forfeited. For purposes of these RSU awards, “detrimental activities” means any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, nonsolicitation or noncompetition. If the participant’s employment or service with us is terminated due to the participant’s death, any unvested RSUs will immediately vest.

If the participant’s employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a “change in control” (as defined in the 2014 Omnibus Incentive Plan), any unvested RSUs will immediately vest.

A retiring officer or employee generally will not forfeit certain qualifying incentive RSUs granted during employment in 2015 and 2016 if at retirement the officer or employee (i) is at least 54 years old and (ii) has provided at least 8 consecutive years of service to the Company, unless such officer or employee waives such retirement arrangements. In December of 2016, the Company amended its retirement policy. A retiring officer or employee generally will not forfeit certain qualifying incentive RSUs granted during employment in 2017 and thereafter if at retirement (i) the officer or employee is at least 56 years old, (ii) has provided at least 5 consecutive years of service to the Company and (iii) such officer’s or employee’s years of service plus age at the time of retirement equals 65, unless such officer or employee waives such retirement arrangements. In each case, any such RSUs will continue to vest on their applicable vesting schedule, subject to noncompetition and other terms.

Employment Agreements

Employment Agreement with Kenneth Moelis

We entered into an employment agreement with Mr. Moelis in April 2014, pursuant to which he serves as our Chairman and Chief Executive Officer. The employment agreement provides that Mr. Moelis receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause.

The employment agreement provides that upon a voluntary termination of Mr. Moelis’ employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the agreement provides that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Mr. Moelis is subject to forfeiting his interest in vested Group LP partnership units he held as of our initial public offering if prior to the expiration of the Managing Director Lock-Up he terminates his employment without good reason and competes with us within 12 months following such termination.

Group LP Class A partnership units and Moelis & Company Class A common stock held as of our initial public offering by our Managing Directors (including through Partner Holdings) are subject to lock-up agreements (the “Managing Director Lock Up”) and are exchangeable into Class A common stock or cash upon expiration of the lock-up provisions. Since the IPO, we have, from time to time, in connection with public follow-on equity offerings, waived the Managing Director Lock-Up, and pursuant to redemptions, have repurchased Group LP Class A partnership units held by participating pre-IPO Managing Directors for cash using the proceeds of a follow on public offering of shares of our Class A common stock. The remaining Group LP Class A partnership units held by Managing Directors will become eligible for exchange into Class A common stock or cash on the sixth anniversary of our initial public offering, April 22, 2020, and, once exchanged, such Moelis & Company Class A common stock held by such Managing Directors will become transferable. In order to satisfy the Class B Condition, Mr. Moelis must maintain directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A Common Stock and Equivalent Class A Shares (which includes Group LP Class A partnership units and restricted stock units of the Company).

Employment Agreements with Navid Mahmoodzadegan and Jeffrey Raich

We entered into substantially similar employment agreements with Messrs. Mahmoodzadegan and Raich in April 2014. The employment agreements provide that Messrs. Mahmoodzadegan and Raich each receive an annual base salary of $400,000, are eligible to receive an annual discretionary performance bonus and are eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, the employment agreements provide that during their employment, Messrs. Mahmoodzadegan and Raich have the right to be a member of Group LP’s most senior decision and policy-making committee (currently, the Group Management Committee). Messrs. Mahmoodzadegan and Raich are permitted to terminate their agreements at any time with or without cause; however, we may terminate the employment of Messrs. Mahmoodzadegan or Raich only for cause (as defined in the employment agreements).

The employment agreements provide that upon a voluntary termination of Messrs. Mahmoodzadegan’s or Raich’s employment other than for good reason while he is a member of our board of directors or following his voluntary resignation from our board of directors, he will not compete with us for 90 days following the date of such termination. In addition, the employment agreements provide that Messrs. Mahmoodzadegan and Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment (or if he voluntarily terminates his employment other than for good reason while he is a member of our board of directors or following his voluntary resignation from our board of directors, for a period of 12 months following termination of his employment). The agreements also include restrictions relating to confidentiality, intellectual property and non-disparagement.

Each of Messrs. Mahmoodzadegan and Raich is subject to forfeiting his interest in vested Group LP partnership units he held as of the initial public offering if prior to the expiration of the Managing Director Lock-Up he terminates his employment without good reason and competes with us within 12 months following such termination. Good reason means a material breach by the Company of a material provision of the employment agreement or any equity award agreement.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2019.

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)		Market Value of Shares of Stock That Have Not Vested ($)(3)
Kenneth Moelis	—	—	—	—	410,364	(4)	13,098,810
Navid Mahmoodzadegan	—	—	—	—	382,807	(5)	12,219,212
Jeffrey Raich	—	—	—	—	317,451	(6)	10,133,031
Elizabeth Crain	—	—	—	—	76,909	(7)	2,454,925
Joseph Simon	—	—	—	—	66,753	(8)	2,130,753

(1)	Stock awards were made in the form of RSUs. The terms and conditions of these RSUs are described in the section entitled “—Moelis & Company Annual Equity Awards.”

(2)	All RSUs are subject to accelerated vesting upon the officer’s death or disability.

(3)	Fair market value is equal to the applicable number of unvested RSUs multiplied by the $31.92 closing price per share of our Class A common stock on the NYSE on December 31, 2019.

(4)

Consists of (i) 33,102 RSUs originally granted to Mr. Moelis in March 2015 in respect of 2014 performance and 15,357 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vested 100% on February 23, 2020, (ii) 67,060 RSUs originally granted to Mr. Moelis in February 2016 in respect of 2015 performance and 24,576 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2021 and (iii) 54,675 RSUs originally granted to Mr. Moelis in February 2017 in respect of 2016 performance and 14,943 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2022, and (iv) 63,166 RSUs originally granted to Mr. Moelis in February 2018 in respect of 2017 performance and 12,378 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2023, and (v) 11,415 RSUs originally granted to Mr. Moelis in February 2018 in recognition of significant contributions to franchise development with a focus on those contributions not fully realized in 2017 revenues and 2,237 additional dividend equivalent RSUs with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2021 through 2023 and (vi) 102,160 RSUs originally granted to Mr. Moelis in February 2019 in respect of 2018 performance and 9,295 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2024.

(5)

Consists of (i) 35,708 RSUs originally granted to Mr. Mahmoodzadegan in March 2015 in respect of 2014 performance and 16,566 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest 100% on February 23, 2020, (ii) 41,708 RSUs originally granted to Mr. Mahmoodzadegan in February 2016 in respect of 2015 performance and 15,285 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2021 and (iii) 54,675 RSUs originally granted to Mr. Mahmoodzadegan in February 2017 in respect of 2016 performance and 14,943 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2022, and (iv) 63,166 RSUs originally granted to Mr. Mahmoodzadegan in February 2018 in respect of 2017 performance and 12,378 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2023, and (v) 117,672 RSUs originally granted to Mr. Mahmoodzadegan in February 2019 in respect of 2018 performance and 10,706 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2024.

(6)

Consists of (i) 35,708 RSUs originally granted to Mr. Raich in March 2015 in respect of 2014 performance and 16,566 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest 100% on February 23, 2020, (ii) 41,708 RSUs originally granted to Mr. Raich in February 2016 in respect of 2015 performance and 15,285 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2021 and (iii) 54,675 RSUs originally granted to Mr. Raich in February 2017 in respect of 2016 performance and 14,943 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2022, and (iv) 63,166 RSUs originally granted to Mr. Raich in February 2018 in respect of 2017 performance and 12,378 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2023, and (v) 57,766 RSUs originally granted to Mr. Raich in February 2019 in respect of 2018 performance and 5,256 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2024.

(7)

Consists of (i) 6,151 RSUs originally granted to Ms. Crain in March 2015 in respect of 2014 performance and 2,854 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2019, which vest 100% on February 23, 2020, (ii) 9,978 RSUs originally granted to Ms. Crain in February 2016 in respect of 2015 performance and 3,657 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2021 and (iii) 11,094 RSUs originally granted to Ms. Crain in February 2017 in respect of 2016 performance and 3,032 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2022, and (iv) 15,220 RSUs originally granted to Ms. Crain in February 2018 in respect of 2017 performance and 2,982 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2023, and (v) 20,111 RSUs originally granted to Ms. Crain in February 2019 in respect of 2018 performance and 1,830 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2024.

(8)

Consists of (i) 5,422 RSUs originally granted to Mr. Simon in March 2015 in respect of 2014 performance and 2,515 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest 100% on February 23, 2020, (ii) 9,160 RSUs originally granted to Mr. Simon in February 2016 in respect of 2015 performance and 3,357 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2021 and (iii) 9,825 RSUs originally granted to Mr. Simon in February 2017 in respect of 2016 performance and 2,685 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2022, and (iv) 12,861 RSUs originally granted to Mr. Simon in February 2018 in respect of 2017 performance and 2,520 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2023, and (v) 16,872 RSUs originally granted to Mr. Simon in February 2019 in respect of 2018 performance and 1,535 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2019, which vest in equal installments on February 23 of each of 2020 through 2024.

*

Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the compensation committee as administrator of the Omnibus Plan.

Options Exercised and Stock Vested in 2019

The following table summarizes options granted and stock vested in fiscal year 2019 for our named executive officers.

	Option awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Kenneth Moelis	—	—	169,415	6,353,076
Navid Mahmoodzadegan	—	—	146,724	5,502,149
Jeffrey Raich	13,934	244,849	146,724	5,502,149
Elizabeth Crain	21,669	333,841	34,641	1,299,022
Joseph Simon	17,528	296,899	50,179	1,876,694

(1)	Value realized on exercise is equal to the fair market value of a share of our Class A common stock on the date of exercise less the exercise price of the applicable option.

Nonqualified Deferred Compensation for 2019

There were no deferred cash awards granted to any named executive officer for 2019 performance.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our named executive officers may be entitled to in connection with termination without cause, retirement, disability, death or change in control, our named executive officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment and retirement benefits.

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon retirement, disability, death or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2019.

Name	Value of Shares of Common Stock – Termination Without Cause (Continuation of Vesting)(1) ($)		Value of Shares of Common Stock – Retirement (Continuation of Vesting)(1) ($)		Value of Shares of Common Stock – Disability (Continuation of Vesting)(1) ($)		Value of Shares of Common Stock – Death (Acceleration)(2) ($)		Value of Common Stock – Change in Control Event (Acceleration)(2) ($)
Kenneth Moelis	13,098,810	(4)	9,105,400	(3)	13,098,810	(4)	13,098,810	(4)	13,098,810	(4)
Navid Mahmoodzadegan(5)	12,219,212		12,219,212		12,219,212		12,219,212		12,219,212
Jeffrey Raich(6)	10,133,031		10,133,031		10,133,031		10,133,031		10,133,031
Elizabeth Crain(7)	2,454,925		2,454,925		2,454,925		2,454,925		2,454,925
Joseph Simon(8)	2,130,753		2,130,753		2,130,753		2,130,753		2,130,753

(1)

Upon termination without Cause, retirement or disability, equity awards will continue to vest on the applicable original vesting schedule. Cause is defined in our 2014 Omnibus Incentive Plan. Unvested equity that continues to vest in the event of a Termination without Cause is subject to forfeiture in the event the named executive officer participates in Detrimental Activities (as defined in the Statement of Terms and Conditions of the 2014 Incentive Restricted Stock Unit Award for Managing Directors).

(2)

Upon (i) death or (ii) (x) a Change in Control (as defined in our 2014 Omnibus Incentive Plan) and (y) an NEO’s employment or service is terminated without Cause by the Company or by the NEO for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control (“Change in Control Event”), vesting and delivery will accelerate to the date of death or upon a Change in Control Event.

(3)

Amount represents the value of 285,256.88 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92). 125,106.83 unvested RSUs are not eligible for continued vesting upon retirement.

(4)	Amount represents the value of 410,363.71 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92).

(5)	All amounts represent the value of 382,807.38 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92).

(6)	Amounts represent the value of 317,450.84 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92).

(7)	Amount represents the value of 76,908.67 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92).

(8)	Amount represents the value of 66,752.91 unvested RSUs based on the closing price of our Class A common stock on December 31, 2019 ($31.92).

Other Compensation Arrangements

Retirement Arrangements. We have a 401(k) savings plan for eligible employees, including our named executive officers, and may, in our sole discretion, provide annual matching contributions to 401(k) plan participants. We do not have a defined benefit pension plan.

Employee Benefits. Eligible employees, including our named executive officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees generally.

Assessment of Risk of Our Compensation Program

Our compensation program is designed to discourage excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Bonuses for our employees are based an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. A substantial portion of bonuses for our managing directors, including our named executive officers, are paid in equity to align their interests with shareholders and the long-term objectives and success of the firm.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEO, and the ratio of those two values:

•	The 2019 annual total compensation of our median employee (other than our CEO), calculated in accordance with Item 402(c) of Regulation S-K, was $236,400;

•

The 2019 annual total compensation of our CEO, Mr. Moelis, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table in this Proxy Statement, was $5,116,727; and

•	For 2019, the ratio of the annual total compensation of Mr. Moelis to the annual total compensation of our median employee was 21.6 to 1.

This reflects analysis of our global workforce of 875 employees as of December 31, 2019. We did not include independent contractors in our determination.

In order to identify our median employee, we ranked each of our employees (other than our CEO) based on 2019 awarded compensation. For this purpose, 2019 awarded compensation was comprised of each employee’s (i) base salary or wages earned during 2019, (ii) annual cash bonus (if any) paid in respect of 2019 performance, and (iii) equity incentive awards (if any) granted in 2020 in respect of 2019 performance.

Once we identified the median employee, we determined that individual’s annual total compensation in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2019 annual total compensation of our CEO as reported in the Summary Compensation Table in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, new legal requirements. We do not use this information in managing our company.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed on page 23. This vote represents our first non-binding, stockholder advisory vote on executive compensation.

While the results of the vote are non-binding and advisory in nature, we intend to consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock. For our directors and officers, the information is as of April 9, 2020. For other stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

The number of shares and percentage of beneficial ownership set forth below is based upon 53,419,336 shares of Class A common stock and 10,397,915 shares of Class B common stock outstanding on the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Number of Shares of Class A Common Stock		% of Class A Common Stock	Number of Shares of Class B Common Stock		% of Combined Voting Power
Directors and Named Executive Officers(1)
Kenneth Moelis	836,161	(2)(3)	1.6%	10,397,915	(4)	66.6%
Navid Mahmoodzadegan	72,632	(5)	*	—		*
Jeffrey Raich	48,546	(6)	*	—		*
Eric Cantor	72,162		*	—		*
Elizabeth Crain	—	(7)	*	—		*
John A. Allison IV	9,566		*	—		*
Yolonda Richardson	—		*	—		*
Kenneth L. Shropshire	6,100		*	—		*
Joseph Simon	28,456	(8)	*	—		*
All executive officers and directors as a group (10 persons)	1,082,226	(9)	2.0%	10,397,915	(4)	66.7%
Holders of 5% or more of Class A Common Stock
Kayne Anderson Rudnick Investment Management, LLC(10)	5,313,115		10.0%	—		3.4%
The Vanguard Group(11)	4,738,844		8.9%	—		3.0%
BlackRock, Inc.(12)	4,263,375		8.0%	—		2.7%
Capital Research Global Investors(13)	2,986,500		5.6%	—		1.9%
JP Morgan Chase & Co. (14)	2,841,530		5.3%	—		1.8%
London Company of Virginia(15)	2,594,476		4.9%	—		1.6%

*	Less than 1%

(1)	The address of each of our directors and executive officers is c/o Moelis & Company, 399 Park Avenue, 5th Floor, New York, NY 10022.

(2)

This number includes 671,831 shares of Class A common stock held by certain employees of the Company and its affiliates and entities holding shares of Class A common stock for such employees. Mr. Moelis has sole voting power over these 671,831 shares. Mr. Moelis has shared dispositive power over these shares with such employees. Mr. Moelis does not have a pecuniary interest in these shares.

(3)

This number excludes 4,876,314 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust. These shares of Class A common stock represent approximately 7.4% of the shares of Class A common stock that would be outstanding as of April 9, 2020 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(4)

Shares of Class B common stock are held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units held by Partner Holdings. Partner Holdings is controlled by Mr. Moelis. Each share of Class B common stock has ten votes and is convertible into 0.00055 shares of Class A common stock.

(5)

This number excludes 1,195,848 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of certain trusts. 1,089,265 of the Group LP Class A partnership units held by Partner Holdings are held on behalf of The Mahmoodzadegan-Gappy Trust, of which Mr. and Mrs. Mahmoodzadegan are the trustees and their children are the primary beneficiaries. Mr. Mahmoodzadegan shares voting and dispositive power over the assets of The Mahmoodzadegan-Gappy Trust with Mrs. Joanne Mahmoodzadegan. Mr. Mahmoodzadegan has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Mahmoodzadegan-Gappy Trust. 106,583 of the Group LP Class A partnership units held by Partner Holdings are held on behalf of The Mahmoodzadegan-Gappy 2010 Irrevocable Trust, of which Mr. and Mrs. Mahmoodzadegan’s children are the primary beneficiaries. Mr. Mahmoodzadegan may have indirect voting power and dispositive power over the assets of The Mahmoodzadegan-Gappy 2010 Irrevocable Trust as a result of his relationship to the trustee. Mr. Mahmoodzadegan does not have pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Mahmoodzadegan-Gappy 2010 Irrevocable Trust. These shares of Class A common stock represent approximately 1.8% of the shares of Class A common stock that would be outstanding as of April 9, 2020 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(6)

This number excludes 633,464 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of Mr. Raich and certain trusts. Mr. Raich has a pecuniary interest in 364 of the Group LP Class A partnership units held by Partner Holdings on his behalf. 578,298 of the Group LP Class A partnership units held by Partner Holdings are held on behalf of The Raich Trust, of which Mr. and Mrs. Raich are the trustees and the beneficiaries. Mr. Raich shares voting and dispositive power over the assets of The Raich Trust with Mrs. Robin Raich. Mr. Raich has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Raich Trust. 54,802 of the Group LP Class A partnership units held by Partner Holdings are held on behalf of The Raich 2010 Irrevocable Trust, of which Mr. and Mrs. Raich’s children are the primary beneficiaries. Mr. Raich may have indirect voting power and dispositive power over the assets of The Raich 2010 Irrevocable Trust as a result of his relationship to the trustee. Mr. Raich does not have pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Raich 2010 Irrevocable Trust. These shares of Class A common stock represent approximately 1.0% of the shares of Class A common stock that would be outstanding as of April 9, 2020 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(7)

This number excludes 86,557 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of Ms. Crain and certain trusts. Ms. Crain has a pecuniary interest in 74,102 of the Group LP Class A partnership units held by Partner Holdings on her behalf. 12,455 of the Group LP Class A partnership units held by Partner Holdings are held on behalf of Trust U/Article Second (B) of the Elizabeth A. Crain Trust (the “Crain Trust”), of which Ms. Crain’s children are the primary beneficiaries. Ms. Crain may have indirect voting power and dispositive power over the assets of the trust as a result of her relationship to the trustee. Ms. Crain does not have a pecuniary interest in the Group LP Class A partnership units held by Partners Holdings on behalf of The Crain Trust. These shares of Class A common stock represent approximately 0.1% of the shares of Class A common stock that would be outstanding as of April 9, 2020 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(8)

This number excludes 12,829 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of certain trusts. These shares of Class A common stock represent approximately 0.02% of the shares of Class A common stock that would be outstanding as of April 9, 2020 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(9)

This number excludes 6,833,555 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of our executive officers and directors. These shares of Class A common stock represent approximately 10.3% of the shares of Class A common stock that would be outstanding if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted.

(10)

Based on the Schedule 13G filed with the SEC on February 14, 2020 by Kayne Anderson Rudnick Investment Management, LLC on behalf of itself. The address of the filer is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(11)

Based on the Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group on behalf of itself and its wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of the filer is 100 Vanguard Boulevard, Malvern, PA 19355

(12)

Based on the Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc. on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 55 East 52nd Street, New York, NY 10055.

(13)

Based on the Schedule 13G filed with the SEC on February 14, 2020 by Capital Research Global Investors, on behalf of SMALLCAP World Fund, Inc. The address of the filer is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(14)

Based on the Schedule 13G filed with the SEC on January 24, 2020 by JP Morgan Chase & Co., on behalf of itself and certain wholly-owned Subsidiaries named in the Schedule 13G, J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC. The address of the filer is 383 Madison Avenue, New York, NY 10179.

(15)	Based on the Schedule 13G filed with the SEC on February 10, 2020 by London Company of Virginia, on behalf of itself. The address of the filer is 1800 Bayberry Court, Suite 301, Richmond, VA 23226.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2019, except as reported on one Form 4 for Joseph Simon, which due to inadvertent administrative oversight, did not report an exempt transaction related to the withholding of a portion of an equity award for the payment of FICA tax associated with that equity award.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, since January 1, 2017 to which we were a party or will be a party required to be disclosed under Item 404 of Regulation S-K, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions with Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

On August 30, 2014, Moelis & Company Manager LLC (the “Manager”) acquired a new aircraft with funds received solely from its managing member (Mr. Moelis). The aircraft is used and operated by the Company pursuant to an Aircraft Dry Lease entered into on July 12, 2019, which replaces the initial Aircraft Dry Lease entered into on September 23, 2014 between Manager, Mr. Moelis and the Company (the “2014 Lease”). The parties to the 2014 Lease determined to enter into the new Aircraft Dry Lease in anticipation of the expiration of the 2014 Lease on December 31, 2019. We and Mr. Moelis are lessees under the lease. The lessees will pay the lessor monthly rent for the aircraft based on their respective usage. For the year ended December 31, 2019, the Company incurred $1,674,000 in aircraft lease costs to be paid to Manager. The lessees will generally assume all costs related to the maintenance and operation of the aircraft during the term of the lease. The lessees will bear the risk of loss, theft, confiscation, damage to or destruction to the aircraft. The lessees will also indemnify the lessor and its successors and assigns against any losses in connection with the aircraft, subject to certain limitations. The lease will terminate on December 31, 2022, but may be extended by one or more of the lessees at their option. We also entered into a new Cost Sharing and Operating Agreement on July 12, 2019 with Mr. Moelis to replace the existing Cost Sharing and Operating Agreement. The new agreement provides that each lessee will have exclusive use of the aircraft during the times scheduled by such lessee. The lease payments and fixed operating costs (including, without limitation, insurance premiums, storage and scheduled maintenance) related to the aircraft will be allocated among the lessees based upon their respective use of the aircraft. Each lessee will be responsible for the direct operating costs (including, without limitation, fuel and service charges) for its use of the aircraft and will indemnify the other lessees for any losses arising from such use.

Moelis & Company granted a license to Mr. Moelis’ progeny, under which they have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with financial services activities.

RSUs granted to Mr. Moelis as compensation in fiscal years 2016, 2017 and 2018 were designated as non-qualifying equity for purposes of the Company’s retirement policy at the time of grant. There are currently 155,169 unvested RSUs remaining from the original grants, including dividend equivalents issued in respect of the original grants (collectively, the “Designated Awards”). In December 2018, the Company determined to waive the non-qualifying designation and redesignate the Designated Awards as qualifying equity for purposes of the Company’s retirement policy. As a result of the redesignation, upon a qualifying retirement, the Designated Awards will not be forfeited; the Designated Awards will continue to vest in accordance with their terms and subject to the qualifications and limitations (including potential forfeiture) under the Company’s applicable retirement policy. For a description of the Company’s retirement policies see the section entitled “—Moelis & Company Annual Equity Awards.” As a result of the redesignation, the Company recognized $4.3 million of compensation expense in 2018. Without the redesignation, the Company would have amortized $4.3 million of compensation expense through 2023.

Rights of Partner Holdings and Stockholders Agreement

We are party to the Stockholders Agreement with Partner Holdings, pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over the following transactions:

•	any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

•

any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

•	the issuance by us of preferred stock;

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

•	any entry by us into a new line of business that requires a principal investment in excess of $20 million;

•	the adoption of stockholder rights plans;

•	the appointment or termination of Section 16 officers;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws;

•	any amendments to Group LP’s amended and restated limited partnership agreement;

•	renaming Moelis & Company;

•	the adoption of annual budgets and business plans;

•	distributions to stockholders (except in certain circumstances);

•

entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

•

voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

•	the entry into or amendment of certain material contracts;

•	the entry into related party transactions;

•	the initiation or settlement of material legal actions; and

•	changes to our taxable or fiscal year.

The effect of the agreement is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

Our board of directors will nominate individuals designated by Partner Holdings equal to a majority of the board of directors, for so long as the Class B Condition is satisfied.

The “Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

(i) he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering;

(ii) he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of Moelis & Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by Moelis & Company or its subsidiaries had been exchanged for shares of Class A common stock of Moelis & Company);

(iii) he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

(iv) he is not deceased; and

(v) his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an “incapacity” (i.e., order of incompetence or of insanity or permanent physical incapacity).

“Equivalent Class A Shares” means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

“Beneficial ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

•	the appointment or termination of the Chief Executive Officer;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

•	any amendments to Group LP’s amended and restated limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our board of directors will nominate individuals designated by Partner Holdings equal to one quarter of the board of directors.

For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

The “Secondary Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

•	he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering; and

•	conditions (ii)-(v) required under the Class B Condition.

Employment Agreement with Eric Cantor

We entered into an employment agreement with Mr. Cantor pursuant to which he serves as the Vice Chairman of Group LP and a Managing Director. The employment agreement provides that Mr. Cantor receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time.

The employment agreement provides that upon a voluntary termination of Mr. Cantor’s employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the employment agreement provides that Mr. Cantor will not solicit Group LP’s employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason (except for certain employees who joined in connection with Mr. Cantor). The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

For calendar year 2015, in addition to other compensation and pursuant to the employment agreement, we paid to Mr. Cantor $400,000 in incentive RSUs, payable in equal quarterly installments (the “Quarterly RSUs”). For fiscal years 2016 through 2019, Mr. Cantor was granted annually $400,000 in Quarterly RSUs as part of his annual discretionary incentive compensation. The Quarterly RSUs generally have the same vesting schedule as incentive RSUs granted to other Managing Directors. The remaining unvested Quarterly RSUs will be forfeited if we terminate Mr. Cantor’s employment for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the grant date, to take a full-time elected or appointed position in federal government, state government, or a national political party.

Transactions with Moelis Asset Management LP

Prior to our initial public offering, our business was owned by Old Holdings, an entity controlled by Kenneth Moelis, our Chairman and Chief Executive Officer. In connection with our initial public offering, a reorganization of the existing businesses of Old Holdings was effected, pursuant to which the advisory business was transferred to our subsidiary, Group LP. Old Holdings retained its asset management business, which includes managers of direct lending funds, hedge funds, private equity funds, collateralized loan obligation funds and certain other asset management businesses, and was renamed Moelis Asset Management LP.

Master Services Agreement

We are party to a master services agreement with MAM. Under the master services agreement, we provide corporate and related services and office space to MAM. Old Holdings pays us mutually agreed-upon fees for these services, which are based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, MAM is able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. MAM may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party agreed to indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by MAM and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us. Under this agreement, we allocated $248,000 in costs to MAM for fiscal year ended December 31, 2019.

Master Separation Agreement

We entered into a master separation agreement with MAM in connection with the reorganization. The agreement set forth, among other things, MAM’s principal transactions with us necessary to separate the advisory and asset management businesses of MAM. The agreement identified the assets that were transferred, the liabilities assumed and the contracts assigned to us as part of the reorganization, and provided for when and how these transfers, assumptions and assignments occurred. Information in this Proxy Statement with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires.

The agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally places MAM and its subsidiaries the financial responsibility for liabilities associated with all of MAM’s current and historical asset management businesses and operations.

License Agreements

We have granted a license to MAM and certain affiliates, under which MAM and such affiliates have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with asset management activities. MAM is not be able to use the trademarks if it is engaged in investment banking advisory services, and cannot use the trademark “Moelis & Company” or any derivations of it. The license is non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement continues in perpetuity unless terminated in accordance with its terms. We may terminate the license if Old Holdings becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

NexPhase Capital LLC

Moelis Capital Partners (“MCP”) is a middle market private equity business owned by MAM, which has two main funds (the “MCP Funds”). On January 1, 2016, the managing partners of MCP (the “Managing Partners”), together with other members of the MCP investment team, separated from MCP (the “NexPhase Separation”) to form a new private equity firm, NexPhase Capital LP (“NexPhase”). At the time of the NexPhase Separation, NexPhase entered into a subcontractor agreement with MCP to manage the MCP Funds in exchange for management fees payable to MCP by the MCP Funds. In consideration for the NexPhase Separation, NexPhase agreed to pay MAM a combination of MAM units, Group LP units and deferred cash, a payment calculated based on the percentage of the commitments made to the next two funds to be raised by NexPhase (“Fund III” and Fund IV” and collectively the “NexPhase Funds”) and 25% and 20%, respectively, of carried interest for each of Fund III and Fund IV. MAM and Mr. Moelis committed and funded an aggregate of 3.0%, or $15 million, of NexPhase Fund III and have committed to fund an aggregate of 1.5% of NexPhase Fund IV, subject to a maximum commitment of $12 million.

In connection with the NexPhase Separation, we agreed to (i) waive the forfeiture provisions of 3,274 Group LP units and 21,400 options (the “NexPhase Employee Equity”) held by NexPhase employees and (ii) apply the lock-up period that is applicable to current MAM employees to the NexPhase Employee Equity, in each case so long as such NexPhase employee is employed and in good standing with NexPhase and NexPhase remains the subcontractor to MCP. In addition, we agreed to waive the lock-up applicable to 86,456 Group LP units (the “Transferred Group LP Units”) that the Managing Partners transferred to MAM as consideration for the NexPhase Separation, permitted MAM to exchange such Transferred Group LP Units for our common stock and permitted the economic equivalent of certain tax benefits associated with such exchange to be provided to the Managing Partners.

We also entered into an engagement letter with NexPhase to provide NexPhase access to our investment bankers for investment ideas and opportunities, industry advice and due diligence assistance. NexPhase agreed to pay Moelis up to $500,000 per year commencing on January 1, 2016 through the final close of Fund III, at which point the retainer will be 0.2% of third party commitments made to Fund III and then, upon the final closing of Fund IV, 0.2% of third party commitments made to Fund IV through the end of the Fund IV investment period. The retainer is subject to a cap of $1.0 million per year and can be accrued without payment for up to five years. Certain portions of the accrued retainer can be offset through certain fees paid by NexPhase, the MCP Funds or their respective portfolio companies to Moelis on certain future advisory mandates. NexPhase retained us to act as a co-agent on the NexPhase Fund III capital raise.

Archean Capital Partners GP LLC

MAM and Veritable LP formed a 50/50 joint venture, Archean Capital Partners GP LLC (“Archean”) to source, evaluate and invest seed capital in high quality, first-time private equity managers. For each fund, Archean will establish a single fund special purpose vehicle. In January, 2017, Archean closed Archean Capital Partners I LP (“Archean I”). Archean I provided a $100 million commitment of initial seed capital to Petrichor Healthcare Capital Management LP (“Petrichor”), a newly formed private equity firm that makes structured credit, royalty, and equity investments in the healthcare sector. Mr. Moelis collectively committed and funded 10%, or $10,000,000, of Archean I. MAM has a 49.9% interest in Archean. In consideration for introducing Veritable to MAM and Petrichor to Archean, MAM will pay to the Company 50% of the investment economics paid to MAM by Archean. The Archean economics to MAM are comprised of (i) the annual Archean I management fee of 0.5% of $100 million and (ii) 12.5% of the Archean I revenue share of all Petrichor revenue, if any, net of certain expenses, subject to a cap based upon overall return on invested capital to Archean I. In addition, the Company will act as private placement agent to Petrichor in exchange for customary private placement fees.

The Company expects to continue to provide to Archean, through its Private Funds Advisory Group and others at the Company, assistance in introducing private equity managers. In addition, it may provide private placement services to the sourced private equity managers. Compensation for such services will be negotiated on a transaction by transaction basis.

Other Transactions

We may enter into engagement letters to provide investment banking services to MAM and its subsidiaries from time to time. For the year ended December 31, 2019, we earned revenues of approximately $210,000 for investment banking services pursuant to engagement letters with funds managed by subsidiaries of MAM and portfolio companies of such funds.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITOR

Our audit committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of Deloitte, the audit committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors recommends that you vote “FOR” the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2019 and December 31, 2018.

	2019	2018
Audit fees(1)	$2,043,332	$2,087,527
Audit-related fees	—	—
Tax fees(2)	1,721,872	1,747,503
All other fees(3)	4,126	5,868

Total	$3,769,330	$3,840,898

(1)

Audit fees include fees for the audit of our 2019 and 2018 consolidated financial statements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees for 2019 and 2018 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.
(3)	All other fees include subscriptions to Deloitte’s on-line accounting research tool.

Audit Committee Pre-Approval

Since our initial public offering, all services performed by Deloitte for the Company and its subsidiaries have been pre-approved by the audit committee.

The audit committee has adopted a pre-approval policy, which requires that before the independent auditor is engaged for any services, the audit committee must approve these services, including the fees and terms. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The audit committee is responsible primarily for assisting the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The committee assists in the board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with the Company’s management and Deloitte. The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No 1301 as adopted by the PCAOB.

The audit committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on such review and discussions, the audit committee recommended to the Company’s board of directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

John A. Allison

Yolonda Richardson

Kenneth L. Shropshire (Chair)

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2021 Annual Meeting of Stockholders (the “2021 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 26, 2020 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our by-laws.

Under our by-laws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the prior annual meeting of stockholders. However, if the annual meeting occurs more than 25 days before or after this anniversary date, proposals must be delivered on or before the tenth day following the earlier of (i) the date that the meeting notice is mailed or (ii) the first public announcement of the meeting date. Director nominations for consideration at any special meeting of stockholders called for the purpose of electing directors must be delivered on or before the tenth day following the earlier of (i) the date that the meeting notice is mailed or (ii) the first public announcement of the meeting date. If the 2021 Meeting is held within 25 days before or after June 4, 2021, stockholder proposals and nominations under our by-laws must be delivered no earlier than February 4, 2021 and no later than March 4, 2021.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our by-laws.

ANNEX A: NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes certain Adjusted results that are non-GAAP measures which better reflect management’s view of operating results. We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented below.

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Twelve Months Ended December 31, 2019
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)
Compensation and benefits	$488,439	$(18,185	)(a)(b)(c)	$470,254
Other income (expenses)	32,962	(17,085	)(b)(c)	15,877
Income (loss) before income taxes	147,505	1,100		148,605
Provision for income taxes	11,813	2,610	(d)	14,423

Net income (loss)	135,692	(1,510)		134,182
Net income (loss) attributable to noncontrolling interests	30,597	(30,597	)(e)	—

Net income (loss) attributable to Moelis & Company	$105,095	$29,087		$134,182

Weighted-average shares of Class A common stock outstanding Diluted	55,513,149	13,003,248	(e)	68,516,397

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$1.89			$1.96

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO. In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; as of April 2019 such awards have been fully expensed.

(b)	Reflects a reclassification of $4.8 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards and enforcement of non-compete provisions.

(c)

Reflects the reclassification of $12.3 million of compensation and benefits expense associated with the Firm’s $20.7 million gain on its sale of 20.5 million shares of Moelis Australia. The net gain remaining within other income (expenses) associated with this sale is $8.4 million.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 9.7% for the period stated. Our tax provision includes an excess tax benefit related to the settlement of share-based awards of $22.7 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.0%.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

A-1

	Twelve Months Ended December 31, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)
Compensation and benefits	$513,863	$(4,561	)(a)(b)	$509,302
Other income (expenses)	11,671	(961	)(b)(c)	10,710
Income (loss) before income taxes	238,452	3,600		242,052
Provision for income taxes	30,448	9,316	(c)(d)	39,764

Net income (loss)	208,004	(5,716)		202,288
Net income (loss) attributable to noncontrolling interests	67,324	(67,324	)(e)	—

Net income (loss) attributable to Moelis & Company	$140,680	$61,608		$202,288

Weighted-average shares of Class A common stock outstanding Diluted	50,690,528	16,649,446	(e)	67,339,974

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$2.78			$3.00

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO. In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period.

(b)	Reflects a reclassification of $1.0 million of other income to compensation and benefits expense associated with enforcement of non-compete provisions.

(c)	Reflects the netting of $0.1 million of GAAP adjustments made to the amount pursuant to the Company’s Tax Receivable Agreement against provision for income taxes.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 16.4% for the period stated, which includes tax benefits of $21.5 million primarily related to the settlement of share-based awards. Excluding such benefits, our effective tax rate for the period presented would have been 25.3%. Our corporate effective tax rate of 16.4% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings. Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

A-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0
0000461723_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees 01 Kenneth Moelis 02 Navid Mahmoodzadegan 03 Jeffrey Raich 04 Eric Cantor 05 El izabeth Crain 06 John A. Allison IV 07 Yolonda Richardson 08 Kenneth L. Shropshire MOELIS & COMPANY 399 PARK AVENUE, 5TH FLOOR NEW YORK, NY 10022 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/03/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/03/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 4. In their discretion, upon such other matters that may properly come before meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersignedstockholder. IF SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000461723_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com MOELIS & COMPANY Annual Meeting of Stockholders
June 4, 2020 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of Moelis & Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, to be held at 8:30 a.m. (Eastern Time) on June 4, 2020, at the offices of Moelis & Company, located at 399 Park Avenue, New York, NY 10022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. Continued and to be signed on reverse side